Exhibit 99.1

CONSENT OF DUFF & PHELPS, LLC

We hereby consent to the use of our name in this Registration Statement on Form S-1 of KKR & Co. L.P. and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same issuance that is to be effective upon filing pursuant to Rule 462(b) (the “Registration Statement”). By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission adopted or promulgated thereunder. The general partners of the KKR funds are ultimately responsible for the determination of fair value of the KKR funds’ investments in good faith.

/s/ Duff & Phelps, LLC

May 10, 2010